UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934 (Amendment No.     )

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☐	Definitive Proxy Statement

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☐	Soliciting Material Pursuant to §240.14a-12

CONTRAFECT CORPORATION

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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CONTRAFECT CORPORATION

SUPPLEMENT TO THE DEFINITIVE PROXY STATEMENT

FOR THE ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON MAY 7, 2019

28 Wells Avenue, 3rd Floor Yonkers, NY 10701 Tel: 914.207.2300 Fax: 914.207.2399 WWW.CONTRAFECT.COM

April 2, 2019

Dear ContraFect Stockholder,

The proxy statement for the 2019 Annual Meeting of Stockholders (the “Proxy Statement”) of ContraFect Corporation, a Delaware corporation (the “Company”), to be held on May 7, 2019 (the “Meeting”), was filed with the Securities and Exchange Commission on March 20, 2019. Since then, there have been developments regarding the management and Board of Directors (the “Board”) of the Company. We are reaching out to you to describe these recent events and to supplement portions of the Proxy Statement as set forth in this Supplement to the Proxy Statement.

Recent Developments

On April 1, 2019, Steven C. Gilman, Ph.D. notified the Company of his resignation as President and Chief Executive Officer and Chairman of the Board, effective on April 2, 2019. Dr. Gilman will remain a director of the Company, and was appointed to serve as Vice Chairman of the Board and as Chairman of the Company’s Science and Technology Committee, effective on April 2, 2019.

As a result of Dr. Gilman’s resignation, the Board appointed Roger J. Pomerantz, M.D., F.A.C.P. as President and Chief Executive Officer and Chairman of the Board, effective on April 2, 2019. As a result of his appointment, the Board determined that Dr. Pomerantz no longer qualifies as independent under the rules of The Nasdaq Stock Market, LLC (the “Nasdaq Rules”) and Rule 10A-3 under the Securities and Exchange Act of 1934, as amended (“Rule 10A-3”). The Board therefore removed Dr. Pomerantz as a member of the Audit Committee and appointed Isaac Blech as a member of the Audit Committee, effective on April 2, 2019. The Board determined that Mr. Blech is independent under the Nasdaq Rules and Rule 10A-3 for service as a member of the Audit Committee.

Compensation Arrangements

On April 2, 2019, in connection with his appointment as President and Chief Executive Officer, Dr. Pomerantz entered into an employment agreement (the “Employment Agreement”) with the Company pursuant to which Dr. Pomerantz is entitled to receive an annual base salary of $550,000, subject to periodic review and adjustment by the Board, and an annual target bonus opportunity of 80% of his annual base salary. In addition, the Board has granted Dr. Pomerantz a stock option under its 2014 Omnibus Incentive Plan to purchase 3,200,000 shares of the Company’s common stock, which will vest as to 25% of the underlying shares on the first anniversary of Dr. Pomerantz commencing employment with the Company and as to an additional 6.25% of the underlying shares upon Dr. Pomerantz’s completion of each three months of continuous service to the Company thereafter.

If Dr. Pomerantz’s employment is terminated by the Company without Cause or Dr. Pomerantz resigns his employment for Good Reason, within the meaning of and under the Employment Agreement, he will be entitled to receive (i) an amount equal to 1.5 times the sum of his annual base salary and his target annual bonus for the year of termination, payable in the form of salary continuation in regular installments over 18 months, (ii) any unpaid annual bonus earned during the previous fiscal year as determined by the Board, (iii) payment of the premiums to continue coverage under the Company’s group health plans, if elected, for 18 months following his employment termination or, if earlier, until the date Dr. Pomerantz becomes no longer eligible for coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”) or becomes eligible to receive comparable coverage from a subsequent employer and (iv) accelerated vesting of equity awards that would otherwise vest based solely on Dr. Pomerantz’s continued service or employment during the 18 months following termination of his employment. The Employment Agreement provides that, upon any such termination within 60 days prior to or 12 months following a change in control of the Company, in addition to the benefits described in the previous sentence, Dr. Pomerantz is entitled to, without duplication, full accelerated vesting of equity awards that would otherwise vest based solely on Dr. Pomerantz’s continued service or employment.

Dr. Pomerantz’s rights to receive termination payments and benefits are conditioned upon executing a general release of claims in the Company’s favor. Dr. Pomerantz has agreed to refrain from disclosing the Company’s confidential information during or at any time following his employment with the Company and from competing with the Company or soliciting its employees or consultants for 18 months following termination of his employment.

As a result of his appointment as President and Chief Executive Officer, Dr. Pomerantz is no longer eligible to receive compensation for his service on the Board and its committees in accordance with the Company’s non-employee director compensation program.

On April 2, 2019, in connection with his resignation, Dr. Gilman entered into a separation agreement and release with the Company pursuant to which Dr. Gilman will receive (i) an amount in cash equal to 25% of the annual bonus that Dr. Gilman would have earned for the 2019 calendar year had he remained continuously employed, as determined by the Board based on actual performance, which amount, if any, shall be paid to Dr. Gilman in a lump sum at the same time in 2020 as annual performance bonuses for 2019 are paid to the Company’s actively employed executive officers and (ii) payment of the premiums to continue coverage under the Company’s group health plans, if elected, pursuant to COBRA, until December 31, 2019 or, if earlier, the date Dr. Gilman becomes no longer eligible for COBRA or becomes eligible to receive comparable coverage from a subsequent employer. As a result of his resignation as President and Chief Executive Officer, Dr. Gilman is eligible to receive compensation for his service on the Board and its committees in accordance with the Company’s non-employee director compensation program. Dr. Gilman’s service on the Board will also constitute his continued service to the Company for purposes of the vesting and post-termination exercise period of each option to purchase shares of the Company’s common stock held by Dr. Gilman as of his resignation.

Impact on Voting at the Meeting

Stockholders do not need to take any action if they have already voted their shares for the Meeting. All of the nominees named in the Proxy Statement sent or made available to the Company’s stockholders will stand for election at the Meeting. The form of proxy card included in the Company’s definitive proxy materials remains valid, and no new proxy cards are being distributed.

Sincerely,

/s/ Roger J. Pomerantz, M.D., F.A.C.P.
Roger J. Pomerantz, M.D., F.A.C.P.
President and Chief Executive Officer